Exhibit 99.1

Contacts:

Media Contact	Investor Contact
Aspen Technology, Inc.	ICR Inc. for AspenTech
Lucy Millington	Brian Denyeau
lucy.millington@aspentech.com	brian.denyeau@icrinc.com

Aspen Technology Appoints Karen Golz to its Board of Directors

BEDFORD, Mass. – March 8, 2021 – Aspen Technology, Inc. (NASDAQ:AZPN), a global leader in asset optimization software, has appointed Karen Golz to its Board of Directors.

Golz is a retired partner of Ernst & Young (EY), a public accounting firm, where she held various senior leadership positions during her 40-year tenure at the firm, including most recently, Global Vice Chair, Japan (2016-2017). In addition to accounting, financial reporting and audit expertise, Golz brings considerable experience in international and regulatory matters. As Global Vice Chair of Professional Practice (2010-2016), Golz oversaw accounting, auditing, regulatory, tools and methodologies and supported innovation within EY’s Global Assurance practice. Prior to that, Golz held the Americas and Global Vice-Chair of Professional Ethics/Independence.

“I am delighted to welcome Karen Golz to our Board of Directors,” commented Antonio Pietri, President and CEO of Aspen Technology. “Karen brings a wealth of experience, credibility and trust to our Board and will help to guide AspenTech through the next period of innovation, growth and transformation.”

“Aspen Technology has an exciting vision for the future and innovative technology to help its customers achieve their goals for operational excellence and sustainability. I look forward to joining the impressive team at AspenTech and supporting its ambitions for long-term value creation,” said Karen Golz.

Karen Golz is a board and audit committee member of Analog Devices, Inc. and Osteon Holdings/Exactech, a private company. She is senior advisor to The Boston Consulting Group’s Audit and Risk Committee. She is a National Association of Corporate Directors (NACD) Board Leadership Fellow and she sits on the Board of Trustees of the University of Illinois Foundation. She earned her Bachelor of Science degree in Accountancy, summa cum laude, from the University of Illinois, Urbana-Champaign and is a certified public accountant.

About Aspen Technology

Aspen Technology (AspenTech) is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

© 2021 Aspen Technology, Inc. AspenTech and the Aspen leaf logo are trademarks of Aspen Technology, Inc.

Source: Aspen Technology, Inc.